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Sovereign Bancorp, Inc.
Ratio of earnings to fixed charges
Historical
                                   YTD 12/31/05    YTD 12/31/04     YTD 12/31/03    YTD 12/31/02    YTD 12/31/01
FIXED CHARGES:
Interest on deposits                    624,590         303,045          320,689         458,287         705,886
Interest on borrowings                  705,908         516,282          403,434         441,637         462,307
Preference Dividends                          -               -                -               -               -
Accretion of debt premium and
issuance expense                          9,296           9,622            5,543           8,295           6,041
Portion of rent expense
representative of interest               39,644          45,574           47,280          51,002          51,306
                                   ---------------------------------------------------------------------------------
Total Fixed Charges including
deposit interest                      1,379,438         874,523          776,946         959,221       1,225,540
Total Fixed Charges excluding
deposit interest                        754,848         571,478          456,257         500,934         519,654


EARNINGS:
Income before taxes                     892,120         581,222          554,899         466,555         139,870
Minority interest expense
(Grossed up for taxes)                  (30,620)        (28,200)         (30,110)        (30,880)        (25,577)
Less: Preference Security
Dividends                                     -               -                -               -               -
Minority interest expense
(pre-tax)                                23,208          22,006           21,805          22,635          21,362
Total fixed charges including
deposit interest                      1,379,438         874,523          776,946         959,221       1,225,540
                                   ---------------------------------------------------------------------------------
Total earnings including deposit
interest in fixed charges             2,264,145       1,449,551        1,323,541       1,417,532       1,361,195

Less: Deposit interest                 (624,590)       (303,045)        (320,689)       (458,287)       (705,886)
                                   ---------------------------------------------------------------------------------
Total earnings excluding deposit
interest in fixed charges             1,639,555       1,146,506        1,002,852         959,245         655,309


RATIOS OR DEFICIENCY:
Earnings/fixed charges
Including interest on deposits             1.64            1.66             1.70            1.48            1.11
Excluding interest on deposits             2.17            2.01             2.20            1.91            1.26

Deficiency in earnings to fixed             N/A             N/A              N/A             N/A             N/A
charges including deposits
Deficiency in earnings to fixed             N/A             N/A              N/A             N/A             N/A
charges excluding deposits

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